Exhibit 5.2

        [WILMERHALE LOGO]

May 23, 2008

+1 202 663 6000 (t)
+1 202 663 6363 (f)
wilmerhale.com

Key Energy Services, Inc,
1301 McKinney Street, Suite 1800
Houston, Texas 77010

Re:
Registration Statement on Form S-4

Ladies and Gentlemen:

        This opinion is furnished to you in connection with a Registration Statement on Form S-4 (the "Registration Statement") filed by Key Energy Services, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") and relating to the registration under the Securities Act of 1933, as amended, of the offer and exchange of up to $425,000,000 aggregate principal amount of the Company's 8 3/8% Senior Notes due 2014 (the "New Notes"), and the guarantees of the obligations represented by the New Notes by the subsidiaries of the Company listed in the Registration Statement as guarantors (such entities, the "Guarantors").

        The New Notes are to be issued pursuant to an Indenture, dated as of November 29, 2007, among the Company, the Guarantors and The Bank of New York Trust Company, N.A., as trustee (the "Trustee"), which is filed as Exhibit 4.3 to the Registration Statement, as supplemented by the First Supplemental Indenture dated as of January 22, 2008, which is filed as Exhibit 4.5 to the Registration Statement (collectively, the "Indenture"). The New Notes are to be issued in an exchange offer (the "Exchange Offer") for a like aggregate original principal amount of currently outstanding 8 3/8% Senior Notes due 2014 (the "Old Notes"), in accordance with the terms of a Registration Rights Agreement, dated as of November 29, 2007, among the Company, the Guarantors and the Initial Purchasers (as defined therein), which is filed as Exhibit 4.4 to the Registration Statement (the "Registration Rights Agreement").

        We are acting as special Maryland counsel to the Company in connection with the issuance by the Company of the New Notes. In rendering the opinions expressed below, we have examined:

  a.
  signed copies of the Registration Statement as filed with the Commission;

  b.
  the Indenture;

  c.
  the Registration Rights Agreement;

  d.
  a Certificate of the Secretary of the Company, dated as of the date hereof (the "Secretary's Certificate"), attesting to (i) true, correct and complete copies of the Restated Articles of Incorporation of the Company, the Second Amended and Restated By-Laws of the Company, as amended, and the resolutions of the Board of Directors of the Company (the "Board") regarding the authorization, execution and issuance of the New Notes, as each of the foregoing is in effect on the date hereof, and (ii) the authorization, incumbency and signatures of certain officers of the Company;

Wilmer Cutler Pickering Hale and Dorr LLP, 1875 Pennsylvania Avenue NW, Washington, DC 20006
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  e.
  a Certificate of the SDAT, dated as of May 20, 2008, attesting to the legal existence and corporate good standing of the Company in the State of Maryland; and

  f.
  such other documents, instruments and certificates (including, but not limited to, certificates of public officials and officers of the Company) as we have considered necessary for purposes of this opinion.

        In our examination of the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents, and the completeness and accuracy of the corporate records of the Company provided to us by the Company. Other than as described in clause (d) above, we have not reviewed the corporate minute books of the Company.

        In rendering this opinion, we have relied, as to all questions of fact material to this opinion, upon certificates of public officials and officers of the Company, upon the representations and warranties of the Company in the Registration Rights Agreement and the Indenture and upon the certificate of the Company referred to in clause (d) above. We have not conducted any independent investigation of, or attempted to verify independently, such factual matters. We have not conducted a search of any electronic databases or the dockets of any court, administrative or regulatory body or agency in any jurisdiction.

        For purposes of our opinions rendered below, we have assumed that the facts and law governing the future performance by the Company of its obligations under the Indenture, the Registration Rights Agreement and the New Notes will be identical to the facts and law governing its performance on the date of this opinion.

        Our opinion expressed in paragraph 1 below as to the due incorporation, valid existence and good standing of the Company is based solely upon the certificate referred to in clause (e) above, and our opinion is rendered as of the date of such certificate and limited accordingly.

        We are opining solely as to the Maryland General Corporation Law statute.

        On the basis of and subject to the foregoing, we are of the opinion that:

  1.
  The Company is a corporation duly incorporated and validly existing under and by virtue of the laws of the State of Maryland, is in good standing with the SDAT and has the corporate power and authority to own or hold its properties and to conduct the business in which it is, to our knowledge, currently engaged.

  2.
  The Company has the corporate power and authority to execute, deliver and perform its obligations under the Registration Rights Agreement, the Indenture, and the New Notes and to issue and sell the New Notes.

  3.
  The Indenture has been duly authorized, executed and delivered by the Company.

  4.
  The New Notes have been duly authorized by all necessary corporate action by the Company. When the New Notes (in the form prescribed by the Indenture) have been duly executed by the Company and the Guarantors, authenticated by the Trustee in accordance with the terms of the Indenture and delivered upon consummation of the Exchange Offer against receipt of Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer and the Indenture, the New Notes will be legally issued.

        The foregoing opinions are provided to you as a legal opinion only and not as a guaranty or warranty of the matters discussed herein. These opinions are based upon currently existing statutes, rules, regulations and judicial decisions and are rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances that might affect any matters or opinions set forth herein.

        This letter is rendered only to the Company and is solely for its benefit in connection with the filing of the Registration Statement. This letter may not be relied upon by the Company for any other purpose, nor may this letter be provided to, quoted to or relied upon by any other person or entity, except that Porter & Hedges, L.L.P. is authorized to rely on the opinions set forth herein for purposes of its legal opinion to you covering the validity of the New Notes. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	/s/ Thomas W. White Thomas W. White, Partner